Filed Pursuant to Rule 433
Registration Nos. 333-132370, 333-132370-1
Equity First
Protection First
OFFERING SUMMARY (Related to the Pricing Supplement No. 2008-MTNDD-229, Dated March 25, 2008)
CITIGROUP FUNDING INC. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D
Contingent Participation Principal Protected Notes
3,940,000 Contingent Participation Principal Protected Notes Based Upon the Nasdaq 100 Index® Due April 8, 2010
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.
Investment Products Not FDIC Insured May Lose Value No Bank Guarantee
March 25, 2008

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Principal Protected Notes 2

Overview of the Notes
Types of Investors
Final Terms
Benefits of the Notes
Key Risk Factors for the Notes
Description of the Nasdaq 100 Index(R)
Hypothetical Maturity Payments
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Contingent Participation
Principal Protected Notes
Based Upon the Nasdaq 100 Index®
Due April 8, 2010

This offering summary contains a summary of the terms and conditions of the Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes
The Contingent Participation Principal Protected Notes Based Upon the Nasdaq 100 Index® Due April 8, 2010 (the “Notes”) are offered by Citigroup Funding Inc. and have a maturity of approximately 2 years. The Notes pay an amount at maturity, if any, that will depend on the closing value of the Nasdaq 100 Index® (the “Underlying Index”) being within a specified range on every Index Business Day from the Pricing Date up to and including the Valuation Date and will be based on the percentage change of the Underlying Index from the Pricing Date up to and including the Valuation Date. If the Ending Value does not equal the Starting Value and the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH greater than or equal to 1277.18 (approximately 70% of the Starting Value) AND less than or equal to 2371.90 (approximately 130% of the Starting Value), the payment you receive at maturity for each Note will be greater than $10. If, however, the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than approximately 130% of the Starting Value or is less than approximately 70% of the Starting Value, the return on the Notes will be zero, regardless of whether the Ending Value is greater than or less than the Starting Value. In addition, if the Ending Value equals the Starting Value, the return on the Notes will be zero and the payment you receive at maturity for each Note you then hold will equal $10, regardless of whether the closing value was always within the specified range.

Some key characteristics of the Notes include:

£	Principal Protection. Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the Note Return Amount, which may be positive or zero. If the Ending Value does not equal the Starting Value and if the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH greater than or equal to approximately 70% of the Starting Value AND less than or equal to approximately 130% of the Starting Value, the Note Return Amount will be positive. In all other circumstances, the Note Return Amount will be zero, and at maturity you will receive only your initial investment.

£	No Periodic Payments. You will not receive any periodic payments of interest or other periodic payments on the Notes. Instead, the return on the Notes, if any, will vary depending on the

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Principal Protected Notes 3

performance of the Underlying Index and will be paid at maturity based upon (i) the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date and (ii) the absolute value of the positive or negative percentage change in the value of the Underlying Index from the Pricing Date to the Valuation Date. The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and may be zero. In addition, you will not receive dividend payments or other distributions, if any, on the stocks included in the Underlying Index.

£	Contingent Limited Participation in Potential Change in Value of Underlying Index. In certain circumstances, the Notes potentially allow investors to gain from either the positive or negative return of the Underlying Index from the Pricing Date to the Valuation Date so long as the fluctuations in the closing value of the Underlying Index are within a specified range of values on every Index Business Day during the term of the Notes. If the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than approximately 130% of the Starting Value or is less than approximately 70% of the Starting Value, the return on the Notes will be zero. In addition, if the Ending Value equals the Starting Value, at maturity you will receive only your initial investment in the Notes even if the closing value of the Underlying Index on every Index Business Day during the term of the Notes is within the specified range.

£	Tax Treatment. The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Special rules will apply if the Nasdaq 100 Index® is greater than 2371.90 (approximately 130% of the Starting Value) or is less than 1277.18 (approximately 70% of the Starting Value) at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations — United States Investors” in the pricing supplement for further information.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors” in the pricing supplement related to this offering for a description of the risks.

Types of Investors
The Notes are not a suitable investment for investors who require regular fixed income payments since no interest payments or investment returns, if any, will be paid prior to the maturity of the Notes. These Notes may be an appropriate investment for the following types of investors:

£	Investors looking for exposure to equity investments on a principal protected basis who do not expect that on any Index Business Day from the Pricing Date to and including the Valuation Date the closing value of the Nasdaq 100 Index® will fluctuate upward or downward by more than approximately 30% from its Starting Value or that the closing value on the Valuation Date will be equal to the Starting Value on the Pricing Date.

£	Investors who seek to add an equity index-linked investment to their portfolio for diversification purposes.

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Principal Protected Notes

Final Terms

Issuer:	Citigroup Funding Inc.

Security:	Contingent Participation Principal Protected Notes Based Upon the Nasdaq 100 Index® Due April 8, 2010

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company

Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes

Principal Protection:	100% if held on the Maturity Date

Pricing Date:	March 25, 2008

Issue Date:	March 28, 2008

Valuation Date:	April 5, 2008

Maturity Date:	April 8, 2008

Issue Price:	$10 per Note

Underlying Index:	Nasdaq 100 Index®

Coupon:	None

Maturity Payment:	For each $10 Note, $10 plus a Note Return Amount, which may be positive or zero

Index Business Day:
An Index Business Day means a day, as determined by the Calculation Agent, on which the banking institutions in New York are not authorized to be closed and the Nasdaq 100 Index® or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Nasdaq 100 Index® on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Nasdaq 100 Index®.

Note Return Amount:	For each $10 Note:

(i)     an amount equal to the product of (a) $10 and (b) the Absolute Index Return Percentage, if the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH less than or equal to 2371.90 (approximately 130% of the Starting Value) AND greater than or equal to 1277.18 (approximately 70% of the Starting Value), or

(ii) zero in all other circumstances

Absolute Index Return Percentage:
The Absolute Index Return Percentage will equal the percentage change in the closing value of the Underlying Index from the Pricing Date up to and including the Valuation Date, without regard to whether the change was positive or negative, expressed as a percentage:

Ending Value − Starting Value
Starting Value

Provided that if the above calculation results in a negative percentage, the Absolute Index Return Percentage shall be equal to the product of (i) the negative percentage computed above and (ii) — 1. Thus, the Absolute Index Return Percentage will always be positive or zero.

Starting Value:	1824.54, the closing value of the Underlying Index on the Pricing Date

Ending Value:	The closing value of the Underlying Index on the Valuation Date

Listing:	The Notes will not be listed on any exchange.

		Per Note	Total

Offering Price and Proceeds to Issuer:	Public Offering Price:	$10.00	$39,400,000.00
	Underwriting Discount (including the sales commission described below):	$0.225	$886,500.00
	Proceeds to Citigroup Funding Inc.:	$9.775	$38,513,500.00

Sales Commission Earned:	$0.20 per Note for each Note sold by a Smith Barney Financial Advisor

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:	17313G886

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Principal Protected Notes 5

Benefits of the Notes

£	Contingent Limited Participation in Potential Change in the Value of the Underlying Index. If held to maturity, the Notes potentially allow investors to gain from either a positive or negative percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date, so long as the closing value of the Underlying Index on every Index Business Day during that period is BOTH less than or equal to approximately 130% of the Starting Value AND greater than or equal to approximately 70% of the Starting Value.

£	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment, regardless of the Ending Value of the Underlying Index or the closing values of the Underlying Index during the term of the Notes.

£	Diversification Potential. The Notes are linked to the Underlying Index and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

£	Possibility of No Appreciation. The return on the Notes, if any, is dependent on the closing value of the Underlying Index being within a specified range of values on every Index Business Day from the Pricing Date up to and including the Valuation Date and may be zero. If the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than approximately 130% of the Starting Value or is less than approximately 70% of the Starting Value, the payment you receive at maturity for each Note you then hold will be limited to your initial investment of $10 per Note, even if the Ending Value of the Underlying Index is greater than or less than its Starting Value. In addition, if the Ending Value equals the Starting Value, the return on the Notes will be zero and you will receive at maturity for each Note you then hold only your initial investment of $10 per Note, regardless of whether the closing value was always within the specified range.

£	Appreciation May Be Limited. The return on the Notes, if any, may be less than the return on an instrument that would permit you to participate fully in the appreciation of the Underlying Index or an investment in the stocks included in the Underlying Index. Because the Note Return Amount is based on the absolute value of the positive or negative percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date and because the Note Return Amount will equal zero if the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than approximately 130% of the Starting Value or is less than approximately 70% of the Starting Value, the Note Return Amount will not exceed approximately 30% (or 14.79% per annum on a simple interest basis) of your initial investment. In addition, if the Ending Value equals the Starting Value, at maturity you will receive your initial investment of $10 per Note even if the closing value of the Underlying Index on every Index Business Day during the term of the Notes is within the specified range. (See examples under “Hypothetical Maturity Payments” below).

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Index.

£	Potential for a Lower Comparable Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Notes, if the Ending Value is less than 1956.82 and more than 1692.26, the effective yield on the Notes may be less than that

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Principal Protected Notes 6

which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity, even if the closing value of the Underlying Index has stayed within the specified range during the term of the Notes. The return on the Notes may be zero.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

£	The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Underlying Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Index, other economic conditions, and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

£	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in one or more of the stocks included in the Underlying Index or derivative instruments related to the Underlying Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Description of the Nasdaq 100 Index®
General.  Unless otherwise stated, we have derived all information regarding the Nasdaq 100 Index® provided in this offering summary, including its composition, method of calculation and changes in components, from The Nasdaq Stock Market, Inc., which we refer to as Nasdaq, or other publicly available sources. Such information reflects the policies of, and is subject to change by, Nasdaq. Nasdaq is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Nasdaq 100 Index® at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Nasdaq 100 Index®.

The Nasdaq 100 Index® is a modified capitalization-weighted index of 100 of the largest domestic and international non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The Nasdaq 100 Index® was first published in January 1985 and includes companies across a variety of major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. Current information regarding the market value of the Nasdaq 100 Index® is available from Nasdaq, as well as numerous market information services.

The Nasdaq 100 Index® share weights of the component securities, or underlying stocks (the “Underlying Stocks”), of the Nasdaq 100 Index® at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq 100 Index® and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock’s influence on the value of the Nasdaq 100 Index® is directly proportional

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Principal Protected Notes 7

to the value of its Nasdaq 100 Index® share weight. At any moment in time, the value of the Nasdaq 100 Index® equals the aggregate value of the then current Nasdaq 100 Index® share weights of each of the component 100 Underlying Stocks multiplied by each such security’s respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the “divisor”) which becomes the basis for the reported Nasdaq 100 Index® value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq 100 Index® reporting purposes.

THE NASDAQ 100 INDEX® DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Historical Data on the Nasdaq 100 Index®

The following table sets forth the monthly values of the Nasdaq 100 Index® for each month in the period from January 2003 through February 2008. These historical data on the Nasdaq 100 Index® are not indicative of the future performance of the Nasdaq 100 Index® or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Nasdaq 100 Index® during any period set forth below is not an indication that the Nasdaq 100 Index® is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008

January	983.05	1493.08	1519.63	1710.75	1792.28	1841.42
February	1009.74	1470.38	1511.02	1670.57	1761.65	1745.27
March	1018.66	1438.41	1482.53	1703.66	1772.36
April	1106.06	1401.36	1420.79	1700.71	1867.75
May	1197.89	1466.22	1542.63	1579.58	1928.19
June	1201.69	1516.64	1493.52	1575.23	1934.10
July	1276.94	1400.39	1605.14	1509.43	1932.06
August	1341.20	1368.68	1581.71	1579.73	1988.73
September	1303.70	1412.74	1601.66	1654.13	2091.11
October	1416.39	1486.72	1579.18	1732.54	2238.98
November	1424.25	1571.50	1672.56	1791.25	2089.10
December	1467.92	1621.12	1645.20	1756.90	2084.93

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Principal Protected Notes 8

The following graph illustrates the historical performance of the Nasdaq 100 Index® based on the daily closing values from January 2, 2003 through March 25, 2008. Past values of the Nasdaq 100 Index® are not indicative of future Nasdaq 100 Index® values.

NASDAQ 100 Daily Closing Levels

On March 25, 2008, the closing value of the Nasdaq 100 Index® was 1824.54.

Additional information on the Nasdaq 100 Index®, including its makeup, method of calculation, and changes in its components, is included in the pricing supplement related to this offering under “Description of the Nasdaq 100 Index®.” All such disclosures in the pricing supplement and the information on the Nasdaq 100 Index® provided in this offering summary are derived from publicly available information. None of Citigroup Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Nasdaq 100 Index®.

License Agreement.  The Nasdaq Stock Market, Inc. (“Nasdaq”) and Citigroup Global Markets Inc., Citigroup Funding’s affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, of the right to use indices owned and published by The Nasdaq Stock Market, Inc. in connection with certain securities, including the Notes.

The license agreement between The Nasdaq Stock Market, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this offering summary.

“The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (The Nasdaq Stock Market, Inc., with its affiliates, is referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq 100 Index® to track general stock market

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Principal Protected Notes 9

performance. The Corporations’ only relationship to Citigroup Global Markets Inc. and its affiliates (the “Licensee”) is in the licensing of the Nasdaq 100®, Nasdaq 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq 100 Index® which is determined, composed and calculated by Nasdaq without regard to the Licensee or the Notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

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Principal Protected Notes 10

Hypothetical Maturity Payments
The Note Return Amount will depend on the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date and on the Ending Value of the Underlying Index. Because the closing value of the Underlying Index may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values of the Underlying Index on the return on the Notes at maturity, depending on whether the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is both less than or equal to approximately 130% of the Starting Value and greater than or equal to approximately 70% of the Starting Value. All of the hypothetical examples assume an investment in the Notes of $10, that the Starting Value is 1775, that 130% of the Starting Value is 2307.50, that 70% of the Starting Value is 1242.50, that the term of the Notes is 24 months, and that an investment is made on the initial issue date and held to maturity.

As demonstrated by the examples below, if the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is both less than or equal to 2307.50 and greater than or equal to 1242.50, the return will be equal to the Absolute Index Return Percentage and, so long as the Ending Value does not equal the Starting Value, the payment at maturity will be greater than the initial investment of $10 per Note. If, however, the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 2307.50 or less than 1242.50, the return on the Notes will be zero, regardless of whether the Ending Value is greater than or less than the Starting Value.

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Principal Protected Notes 11

	Percentage	Scenario I:
	Change in	All Closing Values Are Less Than or
	the Closing	Equal to 2307.50 and Greater Than or		Scenario II:
Ending	Value from	Equal to 1242.50(1)		One or More Closing Values Are
Value of	the Pricing			Greater Than 2307.50 or Less Than 1242.50(2)
Nasdaq	Date to the	Total	Total Payment at		Total Payment at
100	Valuation	Return on	Maturity on the	Total Return on	Maturity on the
Index®	Date (%)	the Notes	Notes	the Notes	Notes

887.50	—50.00%	NA	NA	0%	$10.00

976.25	—45.00%	NA	NA	0%	$10.00

1065.00	—40.00%	NA	NA	0%	$10.00

1153.75	—35.00%	NA	NA	0%	$10.00

1242.50	—30.00%	30.00%	$13.00	0%	$10.00

1331.25	—25.00%	25.00%	$12.50	0%	$10.00

1420.00	—20.00%	20.00%	$12.00	0%	$10.00

1508.75	—15.00%	15.00%	$11.50	0%	$10.00

1597.50	—10.00%	10.00%	$11.00	0%	$10.00

1686.25	—5.00%	5.00%	$10.50	0%	$10.00

1775.00	0.00%	0.00%	$10.00	0%	$10.00

1863.75	5.00%	5.00%	$10.50	0%	$10.00

1952.50	10.00%	10.00%	$11.00	0%	$10.00

2041.25	15.00%	15.00%	$11.50	0%	$10.00

2130.00	20.00%	20.00%	$12.00	0%	$10.00

2218.75	25.00%	25.00%	$12.50	0%	$10.00

2307.50	30.00%	30.00%	$13.00	0%	$10.00

2396.25	35.00%	NA	NA	0%	$10.00

2485.00	40.00%	NA	NA	0%	$10.00

2573.75	45.00%	NA	NA	0%	$10.00

2662.50	50.00%	NA	NA	0%	$10.00

(1)	The closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date has been less than or equal to 2307.50, which is 130% of the Starting Value, and greater than or equal to 1242.50, which is 70% of the Starting Value.

(2)	The closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date has been greater than 2307.50, which is 130% of the Starting Value, or less than 1242.50, which is 70% of the Starting Value.

The examples are for purposes of illustration only. The actual Note Return Amount will depend on the actual Starting Value, the Ending Value, and other relevant parameters.

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Principal Protected Notes 12

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the Notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of 3.5064% compounded semiannually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

Special rules will apply if the Nasdaq 100 Index® is greater than 2371.90 (approximately 130% of the Starting Value) or is less than 1277.18 (approximately 70% of the Starting Value) at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed.

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

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Principal Protected Notes 13

ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations
If no closing value of the Nasdaq 100 Index® is available on the Valuation Date or on any other relevant Index Business Day, the Calculation Agent may determine the value of such index or Currency Exchange Rate in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Nasdaq 100 Index® is discontinued, the Calculation Agent may determine the value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the Nasdaq 100 Index® prior to any such discontinuance. You should refer to the sections “Description of the Notes — Note Return Amount”, “— Discontinuance of the Nasdaq 100 Index®” and “— Alteration of Method of Calculation” in the related pricing supplement for more information.

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“Nasdaq 100 Index®,” “Nasdaq 100®,” and “Nasdaq®” are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc. The notes have not been passed on by The Nasdaq Stock Market, Inc. as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. and The Nasdaq Stock Market Inc. makes no warranties and bears no liability with respect to the notes.
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